Exhibit 99.1

iPCS, INC. TO PRESENT AT UPCOMING INVESTOR CONFERENCES IN CALIFORNIA

Presentations on June 10th and 11th

SCHAUMBURG, Ill. – June 3, 2009 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel Corporation, announced that it will be presenting at two upcoming investor conferences in California. Tim Yager, President and Chief Executive Officer, and Steb Chandor, Executive Vice President and Chief Financial Officer, will attend both conferences and provide an overview of the Company’s current business strategy.

iPCS will be presenting at the 2009 RBC Capital Markets Technology, Media & Communications Conference on June 10th  at 11:30 a.m. EDT at the Four Seasons Hotel, 757 Market Street, San Francisco, California 94103.

iPCS will then be presenting at the Credit Suisse 2009 Convergence Conference on June 11th at 2:15 p.m. EDT at the St. Regis Monarch Beach Hotel, One Monarch Beach Resort, Dana Point, California 92629.

A live webcast of the audio portion of the presentations, along with the related presentation slides, will be made available at the Company’s web site, www.ipcswirelessinc.com, just prior to each presentation.  Follow the directions on the main page to link to the audio and the slides.  Please visit the web site at least fifteen minutes prior to the presentation to register, download and install any necessary audio software.  A replay of the webcast will be available within 24 hours following completion of each presentation.  The replay of a webcast, along with the related slides, will be available for a week following each conference.

About iPCS, Inc.

iPCS, through its operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel Corporation with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), and the Tri-Cities region of Tennessee (Johnson City, Kingsport and Bristol), Scranton (PA), Saginaw-Bay City (MI), Central Illinois (Peoria, Springfield, Decatur, and Champaign) and the Quad Cities region of Illinois and Iowa (Bettendorf and Davenport, IA, and Moline and Rock Island, IL). As of March 31, 2009, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.5 million residents, and iPCS had approximately 700,100 subscribers. iPCS is headquartered in

Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com

Investor Contact:

Nathan Elwell

FD

312-553-6706